Exhibit 99.1

Immediate Release

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013

•	Sales outside the U.S. increased 9.7%; U.S. sales up 5.4%

•	Margins expand on higher volume and pricing; Gross margin increased 160 basis points to 28.6%

•	Operating income grew 34.7% to $14.2 million compared with prior year adjusted operating income of $10.5 million, which excluded a one-time gain; Operating margin reached 9.3%

•	Adjusted operating leverage 34.9% in the third quarter, 41.1% operating leverage YTD

•	Net income grew 12.5% to $9.6 million, or $0.49 per diluted share

•	Generated $26.3 million in cash from operations in first nine months of fiscal 2013; Cash on hand at quarter end was $111.9 million; Net debt to net total capitalization was 17.6%

AMHERST, NY, January 25, 2013 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2013 third quarter, which ended December 31, 2012.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We continue to have solid growth in emerging economies, specifically in China, as our brand strength helps to drive demand.  Investments in Asia that require our equipment are also driving demand.  U.S. order growth was flat in the third quarter compared with the prior year due to the uncertain economic climate that currently exists.”

Net sales for the third quarter of fiscal 2013 were $153.2 million, up $10.5 million, or 7.3%, from the prior-year period.  U.S. sales, which comprised 54% of total sales, increased $4.3 million, or 5.4%, to $83.1 million.  End user and channel partner demand, as well as two additional shipping days, were the main drivers of higher U.S. sales this quarter when compared with the prior year.  Sales outside of the U.S. were up $6.2 million, or 9.7%, to $70.2 million, reflecting positive growth in emerging economies, the completion of large engineered projects and the additional shipping days.  Foreign currency translation had a negative impact of $2.0 million, or 1.4%, on sales during the quarter.  Excluding the impact of foreign currency effects, sales outside of the U.S. increased by 12.9%.  Acquisitions and divestitures had a negative impact of $2.6 million on sales when compared with the prior-year period.  Excluding the effects of foreign currency translation and acquisitions and divestitures, revenue grew by 10.6% in the quarter.

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

The fluctuation in sales for the third quarter of fiscal 2013 compared with fiscal 2012 is summarized as follows:

($ in millions)	$ Change	% Change
Increased volume	6.4	4.6%
Additional shipping days	4.9	3.4%
Pricing	3.8	2.6%
Acquisitions and divestitures (net)	(2.6)	(1.9)%
Foreign currency translation	(2.0)	(1.4)%
Total	$10.5	7.3

Volume and pricing drive margin improvements

Gross profit increased to $43.8 million, or 28.6% of net sales, for the fiscal 2013 third quarter from $38.6 million, or 27.0% of net sales, in fiscal 2012’s third quarter.  Improved gross profit was driven by volume and mix of $2.6 million combined with improved pricing of $3.8 million, which more than offset material cost inflation.  Foreign currency translation had a $0.6 million unfavorable impact on gross profit.

Selling expenses were $16.4 million, up 2.6%, or $0.4 million, from the third quarter of fiscal 2012.  Increased costs were related to the Company’s expansion into South Africa, as well as Turkey, Morocco and Dubai.  As a percent of revenue, selling expenses were 10.7% compared with 11.2% in the same period last year.

General and administrative (G&A) expenses were $12.7 million, or 8.3% of net sales, in the third quarter of fiscal 2013, up 9.7% from the previous fiscal year’s third quarter, when G&A was $11.6 million, or 8.1% of net sales.  G&A costs were up in the third quarter of fiscal 2013 due to investments for growth in the Asia Pacific region.  Also, the prior-year period had a favorable pension adjustment of $0.6 million.

Operating income in the fiscal 2013 third quarter was up $2.2 million, or 18.2%, to $14.2 million.  Operating margin expanded 90 basis points to 9.3%.  When adjusting the prior year’s third quarter operating income for the gain realized on the sale of a closed facility, operating income grew 34.7% in the fiscal 2013 third quarter.  Operating leverage for the fiscal 2013 third quarter was 34.9% when adjusted for the gain in the prior year’s quarter.

The effective tax rate for the 2013 third quarter was 11.1% compared with 16.4% in the third quarter of fiscal 2012.  The effective tax rate for fiscal 2013 is expected be in the range of 13% to 17%, including the impact of the valuation allowance on deferred tax assets.  Tax rates for the Company are impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of various state taxes within the U.S.

Net income grew 12.5% to $9.6 million, or $0.49 per diluted share, in the fiscal 2013 third quarter.

Strong cash generation and significant financial flexibility

Cash provided by operations for the first nine months of fiscal 2013 was $26.3 million, up $12.8 million over the prior-year period.  Cash and cash equivalents grew to $111.9 million at the end of fiscal 2013’s third quarter from $89.5 million at March 31, 2012.  Mr. Tevens noted, “With our solid cash position and strong cash generation capability, we are well positioned to execute our strategic growth plans and to focus on targeted activities to utilize our excess cash.”

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

Working capital as a percentage of sales was 17.5% at the end of the third quarter of fiscal 2013, unchanged from the third quarter of fiscal 2012, but improved from 19.4% at the end of the second quarter of fiscal 2013.

Capital expenditures for the first nine months of fiscal 2013 were $7.1 million compared with $10.5 million in the comparable prior-year period.  Approximately $0.7 million was associated with the implementation of a new enterprise management system.  The Company expects fiscal 2013 capital spending to be in the range of $12 million to $15 million.

Gross debt at the end of this fiscal year’s third quarter was $152.3 million.  Debt, net of cash, at December 31, 2012 was $40.4 million, or 17.6% of net total capitalization, compared with $63.6 million, or 28.4% of net total capitalization, at March 31, 2012.  At December 31, 2012, the Company had $11.5 million in outstanding letters of credit.

First Nine Months of Fiscal 2013 Review

Net sales for the first nine months of fiscal 2013 were $452.7 million, up 4.7%, or $20.3 million, from the same period in the prior fiscal year.  U.S. sales, which drove the growth, were up $21.3 million, or 9.1%.  Sales outside of the U.S. decreased by $0.9 million, or 0.5%, in the first nine months of fiscal 2013, representing 44% of total sales.  Foreign currency translation had a $16.3 million negative impact on sales in the first nine months of fiscal 2013.  Net of foreign currency translation, revenue outside of the U.S. grew 7.7%.

Gross profit increased 14.6% and gross profit margin expanded 250 basis points to 28.7% in the first nine months of fiscal 2013.  Driving margin improvement were higher sales volumes, increased pricing, improved productivity, and lower product liability costs.  This was partially offset by material inflation and foreign currency translation.

Selling expenses were $49.2 million, an increase of $1.7 million, or 3.6%, compared with the prior-year period.  As a percent of sales, selling expenses were 10.9% in the first nine months of fiscal 2013 compared with 11.0% in the prior-year period.  G&A expenses increased $5.5 million, or 16.2%.  As a percent of sales, G&A expenses were 8.7% in the current period, compared with 7.9% in the prior-year period.  Increased G&A in the first nine months of fiscal 2013 were due to expenses associated with the new ERP system implementation, higher employee benefit costs, investments in Asia Pacific and general inflationary increases.

Operating income grew 26.5% to $39.9 million, while operating margin expanded 150 basis points to 8.8% in the first nine months of fiscal 2013.

Net income for the nine-month period ended December 31, 2012 grew $8.3 million, or 46.2%, to $26.3 million.  On a per diluted share basis, earnings in the first nine months of fiscal 2013 grew 45.7% to $1.34 compared with $0.92 for the prior-year period.

Company expects growth to moderate

Backlog was $95.4 million at December 31, 2012 compared with $104.2 million at December 31, 2011, when adjusted for the divestiture of the Gaffey crane business.  This reduction reflects the shipment of several large engineered orders in the quarter.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of December 31, 2012, approximately $33.2 million of backlog, or 34.8%, was scheduled for shipment beyond March 31, 2013.

Mr. Tevens noted, “We remain optimistic regarding Asia and Latin America as those regions continue to grow despite global economic challenges.  We are expecting the recession that Europe is currently experiencing to have a negative impact on sales in the near term and we are also seeing slower growth in the U.S.  It does appear, however, that we should see some strengthening in those markets in the second half of 2013 barring major economic or geopolitical issues.  We continue to find opportunities to expand our business as the sales operations that we have established in South Africa, Turkey, Morocco and Dubai are proving successful and our operations in Asia Pacific and Latin America continue to build.”  Sales to emerging markets, which were approximately 9.0% of total sales in the first nine months of fiscal 2013, have grown 16.5% when compared with the prior-year period.

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization was 78.1% in December 2012, up from 77.2% in December 2011, and improved from 77.4% in September 2012.  Eurozone capacity utilization was 76.8% in the quarter ended December 31, 2012, a decrease from 79.7% during the quarter ended December 31, 2011, as well as from 77.9% at the end of September 2012.  The European indicator reflects the modest recession being experienced in the Eurozone, while the U.S. indicator demonstrates slower economic growth.  The Company’s sales tend to lag these indicators by one to two quarters.

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call”.  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.  An audio recording of the call will be available two hours after its completion through February 22, 2013 by dialing 203-369-0225.  Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until February 22, 2013.  In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, cranes, actuators and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

Financial Tables follow.

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	December 31, 2012	December 31, 2011	Change

Net sales	$153,225	$142,750	7.3%
Cost of products sold	109,428	104,147	5.1%
Gross profit	43,797	38,603	13.5%
Gross profit margin	28.6%	27.0%
Selling expense	16,390	15,980	2.6%
General and administrative expense	12,725	11,605	9.7%
Restructuring charges	-	(1,467)	-100.0%
Amortization	493	485	1.6%
Income from operations	14,189	12,000	18.2%
Operating margin	9.3%	8.4%
Interest and debt expense	3,413	3,590	-4.9%
Investment income	(354)	(275)	28.7%
Foreign currency exchange loss (gain)	293	(97)	NM
Other (income) and expense, net	65	(1,399)	NM
Income before income tax expense	10,772	10,181	5.8%
Income tax expense	1,193	1,666	-28.4%
Income from continuing operations	9,579	8,515	12.5%
Income from discontinued operations -net of tax	-	-
Net income	$9,579	$8,515	12.5%

Average basic shares outstanding	19,451	19,313	0.7%
Basic income per share:
Income from continuing operations	0.49	0.44
Income from discontinued operations	-	-
Net income	$0.49	$0.44	11.4%

Average diluted shares outstanding	19,697	19,488	1.1%
Diluted income per share:
Income from continuing operations	0.49	0.44
Income from discontinued operations	-	-
Net income	$0.49	$0.44	11.4%

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Nine Months Ended
	December 31, 2012	December 31, 2011	Change

Net sales	$452,710	$432,373	4.7%
Cost of products sold	322,687	318,897	1.2%
Gross profit	130,023	113,476	14.6%
Gross profit margin	28.7%	26.2%
Selling expense	49,204	47,515	3.6%
General and administrative expense	39,448	33,956	16.2%
Restructuring charges	-	(1,037)	-100.0%
Amortization	1,481	1,515	-2.2%
Income from operations	39,890	31,527	26.5%
Operating margin	8.8%	7.3%
Interest and debt expense	10,418	10,651	-2.2%
Investment income	(1,017)	(824)	23.4%
Foreign currency exchange loss	147	121	21.5%
Other income, net	(429)	(1,880)	-77.2%
Income before income tax expense	30,771	23,459	31.2%
Income tax expense	4,504	5,898	-23.6%
Income from continuing operations	26,267	17,561	49.6%
Income from discontinued operations -net of tax	-	409	-100.0%
Net income	$26,267	$17,970	46.2%

Average basic shares outstanding	19,406	19,256	0.8%
Basic income per share:
Income from continuing operations	1.35	0.91
Income from discontinued operations	-	0.02
Net income	$1.35	$0.93	45.2%

Average diluted shares outstanding	19,620	19,526	0.5%
Diluted income per share:
Income from continuing operations	1.34	0.90
Income from discontinued operations	-	0.02
Net income	$1.34	$0.92	45.7%

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)	December 31, 2012	March 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$111,937	$89,473
Trade accounts receivable	78,710	88,642
Inventories	101,531	108,055
Prepaid expenses and other	9,111	10,449
Total current assets	301,289	296,619

Net property, plant, and equipment	60,765	61,709
Goodwill	106,061	106,435
Other intangibles, net	14,281	15,791
Marketable securities	23,699	25,393
Deferred taxes on income	3,033	2,824
Other assets	6,614	6,636
Total assets	$515,742	$515,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$-	$112
Trade accounts payable	30,310	40,991
Accrued liabilities	51,603	61,713
Current portion of long-term debt	1,108	1,093
Total current liabilities	83,021	103,909

Senior debt, less current portion	2,881	3,749
Subordinated debt	148,345	148,140
Other non-current liabilities	92,035	99,143
Total liabilities	326,282	354,941

Shareholders’ equity:
Common stock	194	193
Additional paid-in capital	191,945	189,260
Retained earnings	52,162	25,895
ESOP debt guarantee	(657)	(975)
Accumulated other comprehensive loss	(54,184)	(53,907)
Total shareholders’ equity	189,460	160,466
Total liabilities and shareholders’ equity	$515,742	$515,407

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Nine Months Ended
	December 31, 2012	December 31, 2011
Operating activities:
Net income	$26,267	$17,970
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from discontinued operations	-	(409)
Depreciation and amortization	9,116	8,609
Deferred income taxes and related valuation allowance	153	378
Gain on sale of real estate/investments	(431)	(1,909)
Gain on re-measurement of investment	-	(850)
Stock based compensation	2,474	2,246
Amortization of deferred financing costs	226	289
Changes in operating assets and liabilities:
Trade accounts receivable	9,330	(775)
Inventories	4,129	(14,011)
Prepaid expenses	(345)	2,440
Other assets	415	332
Trade accounts payable	(8,835)	927
Accrued and non-current liabilities	(16,212)	(1,774)
Net cash provided by operating activities	26,287	13,463

Investing activities:
Proceeds from sale of marketable securities	4,907	5,747
Purchases of marketable securities	(2,724)	(4,503)
Capital expenditures	(7,139)	(10,464)
Purchase of businesses, net of cash acquired	-	(3,356)
Proceeds from sale of assets	2,357	1,971
Net cash used for investing activities from continuing operations	(2,599)	(10,605)
Net cash provided by investing activities from discontinued operations	-	409
Net cash used for investing activities	(2,599)	(10,196)

Financing activities:
Proceeds from stock options exercised	232	1,733
Net payments under lines-of-credit	(52)	(238)
Repayment of debt	(592)	(488)
Payment of deferred financing costs	(684)	-
Change in ESOP guarantee	318	324
Net cash (used for) provided by financing activities	(778)	1,331

Effect of exchange rate changes on cash	(446)	(2,704)

Net change in cash and cash equivalents	22,464	1,894
Cash and cash equivalents at beginning of year	89,473	80,139
Cash and cash equivalents at end of period	$111,937	$82,033

Columbus McKinnon Reports Operating Income Expanded 18% on 7% Increase in Sales in Third Quarter Fiscal 2013
January 25, 2013

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2012		December 31, 2011		March 31, 2012

Backlog, as reported (in millions)	$5.4		$10.3		$14.2
Backlog, excluding divestiture (in millions)	$5.4		$04.2		$09.6

Trade accounts receivable
days sales outstanding	46.7	days	50.6	days	50.6	days

Inventory turns per year
(based on cost of products sold)	4.3	turns	4.0	turns	4.3	turns
Days' inventory	84.9	days	91.4	days	85.5	days

Trade accounts payable
days payables outstanding	25.2	days	33.2	days	32.3	days

Working capital as a % of sales	17.5%		17.5%		17.6%

Debt to total capitalization percentage	44.6%		46.6%		48.8%

Debt, net of cash, to net total capitalization	17.6%		28.9%		28.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250